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                                                                    EXHIBIT 23.1

                       Consent of KPMG Peat Marwick LLP


The Board of Directors
Market Facts, Inc.

We consent to the use of our reports dated February 25, 1997, except for paragraphs 2 and 3 of Note 6, which are as of May 27, 1997, on the consolidated financial statements and schedule of Market Facts, Inc. as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, and our report dated June 23, 1997 on the financial statements of BAIGlobal, Inc. as of December 31, 1996, and for the year then ended, included or incorporated by reference in this registration statement on Form S-3 of Market Facts, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


                                                KPMG Peat Marwick LLP


Chicago, Illinois
September 22, 1997